              ASSUMPTION AGREEMENT AND CONSENT (this "Agreement"), dated as of February 7, 1997, among Liquidity Financial Group, L.P., a California limited partnership ("LFG"), American Holdings I, L.P., a Delaware limited partnership ("AHI"), and The Krupp Corporation, a Massachusetts corporation ("Krupp").


                              W I T N E S S E T H:

              WHEREAS, LFG and The Krupp Corporation, a Massachusetts corporation (the "Corporation"), entered into a Letter Agreement, dated as of June 27, 1996 and amended as of October 8, 1996 and January 6, 1997 (the "Letter Agreement"), pursuant to which LFG and its Affiliates (as defined therein) agreed to certain restrictions in exchange for current lists (the "Lists") of the names and addresses of the holders of securities (i.e., depositary receipts representing units of investor limited partnership interest and shares of beneficial interest) (the "Units") in various funds sponsored and/or managed by Krupp;

              WHEREAS, Krescent Partners L.L.C. (i) retained Liquidity Financial Advisors, Inc., an affiliate of LFG, as its financial advisor and
(ii) expects to use the Lists of the entities listed on Schedule I attached hereto (the "Scheduled Entities") to commence tender offers for Units (the "Tender Offers");

              WHEREAS, AHI desires to participate in the Tender Offers and, therefore, has agreed to become bound by the terms of the Letter Agreement with respect to the Scheduled Entities;

              WHEREAS, Krescent may sell, transfer or assign to AHI certain Units previously purchased by it such that Krescent and AHI will thereafter own 58.2% and 41.8%, respectively, of the aggregate number of Units owned by them;

              WHEREAS, Krupp has consented to the participation of AHI in the Tender Offers upon AHI's agreement to be bound by the terms of the Letter Agreement with respect to the Scheduled Entities; and

              WHEREAS, Longacre Corporation ("Longacre"), an affiliate of AHI, and Krupp are parties to an agreement, dated November 26, 1996 and amended as of January 8, 1997 (the "Longacre Standstill Agreement"), pursuant to which Longacre has undertaken (on its own behalf and on behalf of its affiliates, including AHI) certain obligations with respect to the Scheduled Entities and certain other funds sponsored by Krupp and, concurrently with the execution and delivery hereof, Longacre and Krupp have executed and delivered an amendment to the Longacre Standstill Agreement (the "Amendment") to delete the Scheduled Entities from the schedule of funds covered by the Longacre Standstill Agreement;

              NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AHI agrees as follows:

              1. With respect to the Scheduled Entities, from and after the date hereof AHI hereby agrees to become bound by the Letter Agreement to the extent LFG is so bound as if AHI had executed the Letter Agreement on the date hereof; provided, however, AHI shall only have liability with respect to its actions or inactions under the Letter Agreement and shall not be liable for any breach of any representation, warranty or covenant by LFG or any other party to the Letter Agreement (whether directly or by assumption).

              2. AHI shall not be bound by the Letter Agreement to the extent that any of the obligations and liabilities of LFG under the Letter Agreement are expanded, broadened, increased or enlarged.

              3. Nothing contained herein shall require AHI to pay, perform or discharge any liabilities or obligations expressly assumed hereunder so long as AHI shall in good faith contest or cause to be contested the amount or validity thereof.

              4. Krupp agrees that this Agreement satisfies the requirements of the Letter Agreement, including without limitation with regard to the formation of a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) and with regard to the sale, transfer or assignment of Units by and between Krescent and AHI.

              IN WITNESS WHEREOF, LFG, AHI and Krupp have caused this Agreement to be duly executed as of the date first written above.




                                           AMERICAN HOLDINGS I, L.P.

                                           By:    American Holdings I-GP, Inc.,
                                                  its general partner


                                                  By:     /s/ Maria Gazzola
                                                         -----------------------
                                                         Name:  Maria Gazzola
                                                         Title: Assistant Vice
                                                                President


                                           LIQUIDITY FINANCIAL GROUP, L.P.

                                           By:    Liquidity Financial
                                                  Corporation, its general
                                                  partner


                                                  By:     /s/ Brent Donaldson
                                                         -----------------------
                                                         Name:  Brent Donaldson
                                                         Title: President


                                           THE KRUPP CORPORATION


                                           By:     /s/ Laurence Gerber
                                                  ------------------------------
                                                  Name: Laurence Gerber
                                                  Title: President
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                                   SCHEDULE I


                     Krupp Cash Plus-II Limited Partnership

                         Krupp Government Income Trust